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                       [Letterhead of ATA Holdings Corp.]






                                                               November 22, 2002


                           Re:      ATA Holdings Corp.
                                    American Trans Air, Inc.
                                    Registration Statement on Form S-4

Dear Sirs:

                  I am the General Counsel of ATA Holdings Corp., an Indiana corporation (the "Guarantor"), and American Trans Air, Inc., an Indiana Corporation ("ATA", and together with the Guarantor, the "Company"), and am rendering this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") of the Company, with respect to Pass Through Certificates, Series 2002-1A (the "New Series A Certificates"), and Pass Through Certificates, Series 2002-1B (the "New Series B Certificates", and together with the New Series A Certificates, the "New Certificates"), to be offered in exchange for all outstanding Pass Through Certificates, Series 2002-1A and 2002-1B (collectively, the "Old Certificates"). Each of the New Class A Certificates and the New Class B Certificates represents or will represent a fractional undivided interest in the American Trans Air, Inc. 2002-1A Pass Through Trust and the American Trans Air, Inc. 2002-1B Pass Through Trust (the "Trusts"), respectively. The Trusts were formed pursuant to two separate pass-through trust agreements, each dated as of March 28, 2002 (collectively, the "Pass Through Trust Agreements"), between ATA and Wilmington Trust Company, as pass-through trustee under each Trust (the "Trustee"). The applicable underlying payments on the New Certificates will be fully and unconditionally guaranteed under the guarantee agreement (the "Guarantee") by the Guarantor. The Old Certificates were originally issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

                  I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporation records and other instruments and made such other investments and made such other investigations as I have deemed necessary or advisable for purposes of this opinion . Based thereon, I am of the opinion that:

                  1. Each of the Guarantor and the Company is a corporation duly organized and validly existing under the laws of the State of Indiana.


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                  2. The Pass Through Trust Agreements have been duly
authorized, executed and delivered by the Guarantor and/or the Company as the case may be.

                  3. The Guarantee has been duly authorized and issued by the Guarantor.

                  4. On the effective date of the Registration Statement, the New Certificates will have been duly authorized, executed, authenticated and delivered by each of the Company, the Guarantor and the Trustee.

                  I am admitted to practice in the State of Indiana, and I express no opinion as to matters governed by any laws other than the laws of the State of Indiana and the Federal laws of the United State of America.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration statement. I also consent to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                     Very truly yours,

                                     /s/ Brian T. Hunt

                                     Brian T. Hunt
                                     Vice President and General Counsel